Calculation of Filing Fee Tables
S-8
HEALTHY CHOICE WELLNESS CORP.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock, $0.001 par value per share	Other	2,545,719	$ 0.27	$ 687,344.13	0.0001381	$ 94.92
Total Offering Amounts:						$ 687,344.13		$ 94.92
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 94.92
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of Class A Common Stock, par value $0.001 per share (the "Class A Common Stock"), that become issuable under the Healthy Choice Wellness Corp. 2024 Equity Incentive Plan (the "2024 Plan") by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of outstanding shares of Registrant's Class A Common Stock. (2) Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $0.27 per share, which is the average of the high and low selling prices of a share of the Registrant's Class A Common Stock as reported on the NYSE American on March 10, 2026 (such date being within 5 business days prior to the date of filing this Registration Statement).

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources